EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 3, 2018, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2018 Earnings
May 3, 2018, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2018 (“2018 Quarter”). Total revenue for the 2018 Quarter decreased to $56.5 million from $58.5 million for the quarter ended March 31, 2017 (“2017 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, decreased to $14.9 million for the 2018 Quarter from $17.4 million for the 2017 Quarter.
Net income available to common stockholders decreased to $6.9 million ($0.31 per diluted share) for the 2018 Quarter compared to $10.6 million ($0.49 per diluted share) for the 2017 Quarter.
Same property revenue decreased $1.9 million (3.3%) and same property operating income decreased $2.8 million (6.5%) for the 2018 Quarter compared to the 2017 Quarter. We define same property revenue as total revenue minus the sum of interest income and revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus the sum of interest expense and amortization of deferred debt costs, depreciation and amortization, general and administrative expense, loss on the early extinguishment of debt (if any), predevelopment expense and acquisition related costs, minus the sum of interest income, the change in the fair value of derivatives, gains on property dispositions (if any) and the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2018 Quarter totaled $31.0 million, a $2.8 million decrease from the 2017 Quarter. The decrease in Shopping Center same property operating income was primarily due to (a) the impact of the terminations of Safeway at Broadlands and K-Mart at Kentlands ($3.3 million) and (b) higher property operating expenses net of recoveries ($0.2 million), partially offset by (c) higher base rent ($0.6 million). Mixed-Use same property operating income totaled $10.1 million, unchanged from the prior year.
As of March 31, 2018, 94.1% of the commercial portfolio was leased (not including the residential portfolio), compared to 95.6% at March 31, 2017. On a same property basis, 94.0% of the commercial portfolio was leased as of March 31, 2018, compared to 95.6% at March 31, 2017. As of March 31, 2018, the residential portfolio was 95.9% leased compared to 91.8% at March 31, 2017.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $20.6 million ($0.69 per diluted share) in the 2018 Quarter compared to $25.6 million ($0.87 per diluted share) in the 2017 Quarter. FFO for the 2018 Quarter decreased primarily due to (a) extinguishment of issuance costs upon redemption of preferred shares ($2.3 million), (b) the impact of the terminations of Safeway at Broadlands and K-Mart at Kentlands ($3.3 million), and (c) increased preferred stock dividends as a result of the 30-day overlap between sale of $75.0 million of Series D Preferred Stock and redemption of $75.0 million of Series C Preferred Stock ($0.3 million), partially offset by (d) higher base rent ($0.9 million). FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 58 properties which includes (a) 49 community and neighborhood shopping centers and six mixed-use properties with approximately 9.2 million square feet of leasable area and (b) three land and development properties. Over 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Real estate investments
Land	$450,256	$450,256
Buildings and equipment	1,262,320	1,261,830
Construction in progress	108,735	91,114
	1,821,311	1,803,200
Accumulated depreciation	(498,002)	(488,166)
	1,323,309	1,315,034
Cash and cash equivalents	8,979	10,908
Accounts receivable and accrued income, net	50,821	54,057
Deferred leasing costs, net	26,838	27,255
Prepaid expenses, net	4,085	5,248
Other assets	15,115	9,950
Total assets	$1,429,147	$1,422,452

Liabilities
Notes payable	$876,544	$897,888
Revolving credit facility payable	12,930	60,734
Term loan facility payable	74,518	—
Dividends and distributions payable	18,158	18,520
Accounts payable, accrued expenses and other liabilities	26,035	23,123
Deferred income	27,605	29,084
Total liabilities	1,035,790	1,029,349

Equity
Preferred stock	180,000	180,000
Common stock	222	221
Additional paid-in capital	356,715	352,590
Accumulated deficit and other comprehensive loss	(202,812)	(198,406)
Total Saul Centers, Inc. stockholders’ equity	334,125	334,405
Noncontrolling interests	59,232	58,698
Total equity	393,357	393,103
Total liabilities and equity	$1,429,147	$1,422,452

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	(unaudited)
Base rent	$45,867	$44,476
Expense recoveries	8,771	8,594
Percentage rent	418	382
Other	1,440	5,014
Total revenue	56,496	58,466
Operating expenses
Property operating expenses	7,123	6,652
Provision for credit losses	286	343
Real estate taxes	6,845	6,590
Interest expense and amortization of deferred debt costs	11,526	11,864
Depreciation and amortization of deferred leasing costs	11,349	11,342
General and administrative	4,420	4,301
Total operating expenses	41,549	41,092
Operating income	14,947	17,374
Change in fair value of derivatives	—	—
Net income	14,947	17,374
Income attributable to noncontrolling interests	(2,359)	(3,670)
Net income attributable to Saul Centers, Inc.	12,588	13,704
Extinguishment of issuance costs upon redemption of preferred shares	(2,328)	—
Preferred stock dividends	(3,403)	(3,094)
Net income available to common stockholders	$6,857	$10,610
Per share net income available to common stockholders
Basic and diluted	$0.31	$0.49

Weighted Average Common Stock:
Common stock	22,178	21,745
Effect of dilutive options	40	147
Diluted weighted average common stock	22,218	21,892

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2018	2017
	(unaudited)
Net income	$14,947	$17,374
Add:
Real estate depreciation and amortization	11,349	11,342
FFO	26,296	28,716
Subtract:
Extinguishment of issuance costs upon redemption of preferred shares	(2,328)	—
Preferred stock dividends	(3,403)	(3,094)
FFO available to common stockholders and noncontrolling interests	$20,565	$25,622
Weighted average shares:
Diluted weighted average common stock	22,218	21,892
Convertible limited partnership units	7,567	7,457
Average shares and units used to compute FFO per share	29,785	29,349
FFO per share available to common stockholders and noncontrolling interests	$0.69	$0.87

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue
(in thousands)	Three months ended March 31,
	2018	2017
Total revenue	$56,496	$58,466
Less: Interest income	(102)	(13)
Less: Acquisitions, dispositions and development properties	(1,210)	(1,360)
Total same property revenue	$55,184	$57,093
Shopping Centers	$39,762	$42,077
Mixed-Use properties	15,422	15,016
Total same property revenue	$55,184	$57,093

Reconciliation of net income to same property operating income
	Three Months Ended March 31,
(In thousands)	2018	2017
	(unaudited)
Net income	$14,947	$17,374
Add: Interest expense and amortization of deferred debt costs	11,526	11,864
Add: Depreciation and amortization of deferred leasing costs	11,349	11,342
Add: General and administrative	4,420	4,301
Less: Interest income	(102)	(13)
Property operating income	42,140	44,868
Less: Acquisitions, dispositions and development property	(1,017)	(903)
Total same property operating income	$41,123	$43,965

Shopping Centers	$31,030	$33,830
Mixed-Use properties	10,093	10,135
Total same property operating income	$41,123	$43,965